Exhibit 10.1

Manufacturing & Distribution Agreement- Imbibe Wellness Solutions / Forever Brands

This Manufacturing and Distribution Agreement (this “Agreement”) is entered into on this 18th day of July, 2022 (the “Effective Date”) by and between Forever Brands Inc. (“FB”), a Nevada corporation wholly owned subsidiary of ZA Group, Inc. (OTC:ZAAG) with its principal address located at 240 Vaughan Drive, Suite 200, Alpharetta, GA 30009; and Imbibe Wellness Solutions, LLC (“IWS”), a New York limited liability company and wholly owned subsidiary of Can B Corp. (OTCQB: CANB) with its principal address located at 960 S. Broadway, Suite 120, Hicksville, New York 11801 and (IWS and FB shall be referred to herein each as a “Party” and collectively as the “Parties”).

WHEREAS, FB has entered into an Endorsement Agreement with Brooke Burke and her company, BB Body, Inc. (“BB”) to market, endorse and promote a new brand of super food and related nutritional products marketed under the Longevity by Brooke Burke trademarks and brand (“Products”), in a monthly, online subscription model with said Endorsement Agreement attached as Exhibit B; and

WHEREAS, IWS is a manufacturer, distributor, and direct to consumer seller of various products including, but not limited to, nutritional products.

WHEREAS, FB wishes to engage IWS to be the exclusive manufacturer, distributor, and direct to consumer seller of the Products as defined on the attached Exhibit A on the terms and conditions provided in this Agreement; and

WHEREAS, IWS will engage Pure Health Products, LLC (“PHP”) to produce the Products under a non-exclusive Private Label Manufacturing Agreement whereby PHP manufactures and ships Products directly to FB’s customers (“Customers”).

NOW THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, do hereby covenant and agree as follows:

1. Recitals; Schedules. The foregoing recitals are true and correct and, together with the attached schedules, are incorporated herein by this reference.

2. Engagement of IWS; Product Orders; FB and IWS Obligations.

(a) Appointment of IWS. FB hereby engages IWS as its exclusive manufacturer, distributor, and direct to consumer seller of the Products and IWS hereby accepts such engagement. IWS shall sell to FB, and FB shall purchase and accept from IWS, at the prices and upon the terms and conditions as provided in this Agreement, such amount of the Products as FB may request from time to time. IWS will cause the Products to be manufactured and produced by IWS and will undertake to provide sufficient supply of the Products to fill all of FB’s orders. Quantities of the Products to be shipped directly to customers of FB (the “Customers”) shall be confirmed to FB after the receipt by IWS of orders for same from FB or directly from the Customers and shall be shipped directly to the Customer within three (3) days after each order for same from FB or directly form the Customer.

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(b) License of FB Brand Attributes. FB hereby grants to IWS, while this Agreement is in effect, a nonexclusive, limited, royalty-free, nontransferable license to use FB’s (owned by FB or licensed pursuant to the Endorsement Agreement) trademark, trade dress, graphics, packaging designs and artwork and other FB branding intellectual property as further specified in Schedule 1 attached hereto (collectively, the “FB Brand Attributes”) solely in connection with production of the Products sold to FB. IWS has submitted samples of the initial Products bearing FB Brand Attributes for review and FB has accepted. Prior to acceptance new products IWS shall submit samples to FB and FB shall have seven (7) calendar days to approve or reject same by providing written notice thereof to IWS. The failure of FB to provide rejection notice within such seven (7) calendar day period shall hereby be deemed to constitute approval by FB of such samples for mass production of the Products bearing FB Brand Attributes to fill FB’s orders for same.

(c) Product Orders. All orders submitted by FB or directly from customers of FB for Products are and shall be subject to this Agreement and shall be deemed to hereby incorporate the terms and conditions of this Agreement. IWS will retain the right to reject any product order prohibited by any applicable governmental regulation or conditions outside IWS’ control with written notice of rejection to FB within 3 days of order being submitted. All orders shall contain the information necessary for IWS to fulfill the order, which information shall include the following:

(i) A description and quantity of the Products required;

(ii) The address to which Products are to be directed; and

(d) IWS Duties. In addition to the other covenants and agreements set forth herein, IWS hereby covenants and agrees:

(i) To be responsible for the collection, management, accounting reporting and distributions of the proceeds for sales revenues (as set forth herein) for sales of Products and shipments directly to the Customers

(ii) To maintain or arrange for the provision of suitable facilities reasonably acceptable to FB for the storage, administration and distribution of the Products at all times to ensure that the quality of the Products is maintained;

(iii) Except as prohibited by law, to ship Products only bearing FB Brand Attributes without changing their packaging, presentation, wrapping or labeling; provided that, if legislation, regulations, governmental orders, decrees or other governmental action, or other legal requirements (collectively, the “Regulations”) require special packaging, presentation, wrapping or labeling, IWS shall promptly notify FB in writing of the particulars of such Regulations;

(iv) To notify FB promptly in writing of all applicable Regulations, including, without limitation, all Regulations relating to the purchase, sale or importation of the Products or to the performance of the terms of this Agreement, and any and all changes, modifications, and amendments thereto;

(v) To apply for and take all necessary steps to obtain such product clearance, validation, importation authorization and any product approvals, regulatory licenses or other approvals, permits or authorizations as may be required by any governmental agency or authority with respect to the importation, marketing, distribution, sale and use of Products;

(vi) To obtain and maintain, at its own expense, any and all consents, approvals, authorizations, licenses, permits, registrations and similar entitlements required in connection with the conduct of IWS’s business and operations (including the services to be provided by IWS hereunder), and to provide evidence of the same upon the request of IWS; and

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(vii) To notify FB immediately in writing if IWS knows or suspects that any unauthorized third party is duplicating the Products and selling such “knock-off” or “bootleg” items, and to use its best efforts to prevent such unauthorized actions.

(e) FB Duties. FB responsibilities shall include the following:

(i) Marketing of the Products;

(ii) Sales and promotion of the Products;

(iii) Fulfillment of Endorsement Agreement terms and conditions; (iv) Product web site development and marketing; and similar.

(v) Customer service to Customers, such as product complaints, returns, credits and

(f) Negative Events. IWS acknowledges that FB has an overriding interest in protecting the reputation of and goodwill associated with the Products. Accordingly, if IWS, at any time, has a reasonable basis to believe that any act or occurrence related to the Products presents or has presented any threat to public health or safety or otherwise are likely to draw negative attention from any governmental agency, consumer or environmental group, media or other organization or any individual (any of such occurrences being a “Negative Event”), IWS will immediately notify FB of the facts giving rise to such belief or suspicion. In all such cases, IWS will closely coordinate with FB with respect to any actions IWS might take or permit and in respect to all public statements IWS might make regarding the particular Negative Event, and shall, after consultation with FB, follow all reasonable advice and instructions of FB with respect thereto.

(g) Other Obligations.

(i) Prosecution of Third-Party Infringers. FB shall have the primary right to prosecute all actions, suits, oppositions or other proceedings (collectively, “Prosecution”) respecting any infringement of FB Brand Attributes or the Products bearing FB Brand Attributes within the Territory (collectively, “Infringement”). IWS will promptly notify FB of any Infringement that comes to its attention. If FB elects not to undertake the Prosecution or does not give notice to IWS of its decision with regard thereto, and the claim involved pertains to the Products and not FB Brand Attributes, IWS shall be authorized to undertake the Prosecution of such Infringement at IWS’s expense. For Prosecutions undertaken by FB, FB shall:

(A)	notify IWS of any material developments with respect to such Prosecution;
(B)	deliver to IWS a copy of all pleadings, correspondence and other material documents respecting such Prosecution; and
(C)	notify IWS of any offers of settlement related to such Infringement which it receives or which it proposes to make. FB shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by FB without the prior written consent of IWS, which consent shall not be unreasonably withheld or delayed.

If any Prosecution results in a monetary judgment in favor of IWS or FB, the party undertaking the Prosecution will be entitled to such proceeds.

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(ii) In the event of any trademark infringement claim by a third party against FB Brand Attributes, including but not limited to a claim against FB or IWS for trademark infringement involving FB’s trademark, FB agrees that it shall solely be responsible for the defense of any such claims and be solely responsible for all legal expenses for the defense against any claims.

(iii) FB Re-Sale Pricing. FB may resell the Products at such prices as FB may in its sole discretion determine with the understanding that the growth of IWS’s and FB’s businesses are of utmost importance and that, accordingly, such prices must at all times be competitive within the marketplace. It is understood that such resale pricing decisions by FB will have no impact on the IWS fee or COGS pricing.

(h) Order of Precedence. The terms and conditions of this Agreement shall take precedence over and govern in the event of any conflict between the terms and conditions of this Agreement the terms and conditions of any other documents and forms of the parties. Any provision or data in any order, any subordinate document such as shipping releases, or any other document originated by either party, or contained in any documents or forms attached to or referenced in any of the above documents, which modifies, supplements or conflicts with the terms of this Agreement shall not be binding unless agreed to in writing by the parties.

(i) Acknowledgement of FB’s Rights With Respect to the Products. All rights in connection with FB Brand Attributes and the Products not expressly granted above are hereby reserved by and to FB, and for avoidance of doubt, IWS acknowledges and agrees that as between IWS and FB, FB (and its licensors) is and shall remain the sole and exclusive owner of all intellectual property rights with respect to the FB Brand Attributes and the Products (collectively, the “Product Rights”). IWS acknowledges and agrees that all rights, title and interest with respect to any Product Rights or any other intellectual property that IWS may in the future own by operation of law relating to the Products or any modifications or improvements thereof are hereby assigned and shall be assigned by IWS to FB (and its licensors) and that IWS shall not acquire any ownership interest with respect to any Product Rights or any other intellectual property pertaining to the Products (through this Agreement or otherwise. IWS shall fully cooperate with FB in FB’s efforts to maintain, expand and enforce FB’s rights with respect to the Product Rights. IWS will not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register any Product Rights. IWS will not do or permit to be done or assist any third party in taking any action which will in any way impair FB’s (and its licensors’) ownership of and rights in and to the Product Rights. IWS will not contest or assist any other party in contesting the validity of FB’s (and its licensors’) ownership of the Product Rights.

(j) Independent Contractor Relationship. FB’s relationship with IWS shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, agency, joint venture or employer-employee relationship between FB and IWS. FB and IWS will be solely responsible for all of their respective tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to FB and its business activities and its Affiliates. FB is free to enter into any contract to provide services of any kind to any other business entities or individuals.

3. Compensation. The parties hereby agree to a distribution of net revenue and pricing of the Products as expressly set forth on Exhibit C attached hereto which may be amended from time to time subject to the prior written agreement between the parties.

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4. Term of Agreement and Termination. The initial term of the Agreement shall be from May 20, 2022 to July 30, 2025 (the “Term”) which may be extended by agreement of the parties. In addition to any other right or remedy provided by applicable law or this Agreement, either party shall have the right to terminate this Agreement immediately by providing notice thereof to the other party if the other party: (i) becomes insolvent or files a voluntary petition in bankruptcy or for reorganization or other debtor relief, or a third party petitions to have such party involuntarily declared insolvent or bankrupt and such petition for involuntary insolvency or bankruptcy is not dismissed within thirty (30) days after being filed; (ii) makes an assignment for the benefit of creditors, or a custodian, receiver, intervenor, trustee or similar officer is appointed to take charge of all or part of representations, warranties or its property; (iii) ceases to do business, liquidates or dissolves; or (iv) materially breaches its obligations under this Agreement and such breach is not cured within thirty (30) days after notice of breach is received from the non-breaching party. Termination of this Agreement will not relieve either party from due performance of all obligations which matured prior to the effective date of such termination.

5. Non-Disclosure. Each of the Parties to this Agreement agree and covenant that it and its respective employees, contractors, and subcontractors agree that, except as directed by the other Party, it will not at any time during or after the Term of this Agreement disclose any non-public confidential information provided by the other Party in connection with this Agreement to any person whatsoever, unless the disclosure of any such information is required by applicable law. IWS and its owners, members, manager, officers, agents, and representatives, each agree that they will not disclose, disseminate, or publish, directly or indirectly, specifically or generally, the existence of and/or any of the terms and conditions of this Agreement to any third party, except as necessarily disclosed by the IWS hereto: (a) to enforce the terms of this Agreement; (b) for use by their attorneys, accountants, or any other person as to which the law recognizes a privilege; (c) to comply with any governmental or law enforcement agency or any regulatory organization having jurisdiction over some or all of the Parties; or (d) as and to the extent disclosure is affirmatively required by applicable law or as required pursuant to any lawfully issued subpoena or other legal process.

6. Performance Liability: The Parties acknowledge that the internet is neither owned nor controlled by any one entity; therefore, neither party hereto can make no guarantee to the other party hereto on the results that may be provided as a result of the transactions contemplated by this Agreement (“Transactions”). Each party hereto expressly disclaims any warranty or guarantee of any kind whatsoever relating to the Transactions to be provided to IWS under this Agreement and shall have no liability whatsoever to the other party hereto in relation to this Agreement or any Transactions provided hereunder. Each party hereto recognizes and agrees that the other party hereto shall not be liable to to the other party hereto or any third party for any damages, including any lost profits, lost savings or other incidental, consequential, punitive, exemplary nor special damages arising out of this Agreement or the Transactions, even if the other party hereto has been advised of the possibility of such damages. Each party hereto acknowledges that other party hereto has not made and will not make any representations or promises of any kind whatsoever relating to the performance, results, or outcomes, potential or actual, of its Transactions.

7. Representations and Warranties.

(a) IWS Representations and Warranties. IWS represents and warrants to the other party the following:

(i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it have been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii) This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(iv) The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its execution, delivery and performance of this Agreement does not require any third-party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Term. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between IWS and any third party, or any applicable law or regulation.

(b) FB Representations and Warranties. FB represents and warrants to IWS the following:

(i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii) This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(iv) The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its execution, delivery and performance of this Agreement and the grant of the rights granted hereunder to IWS with respect to FB Brand Attributes do not require any third-party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Term. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party, or any applicable law or regulation.

(v) FB is the sole and exclusive owner of all intellectual property and other rights with respect to FB Brand Attributes and has all necessary power and authority to grant the license granted with respect to FB Brand Attributes to IWS hereunder. None of FB Brand Attributes infringe, dilute, misappropriate or otherwise violate any intellectual property right or other right of any third party.

(c) Disclaimer of Warranties; Limitation of Liability. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO MAKES ANY WARRANTIES AND DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE PRODUCTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO FOR ONLY ACTUAL DAMAGES AND NOT WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE PERFORMANCE OF NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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8. Indemnification. Unless due to the act or omission to act of the other party hereto, each party hereto shall otherwise, at its expense, respectively indemnify, defend and hold harmless the other party hereto, its affiliates and their respective employees, officers and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all third-party claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of such Indemnified Parties arising from or relating to any breach by the indemnifying party of any of its representations, warranties or obligations hereunder. The indemnifying party shall be responsible for and shall pay all costs and expenses related to such claims and lawsuits for which it shall indemnify the Indemnified Parties, including, but not limited to, the payment of all attorney’s fees and costs of litigation, defense and/or settlement of same.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim that the indemnified party believes falls within the scope of the foregoing paragraph. The indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

9. No Oral Modifications: No alterations, modifications, supplements, changes, amendments, waivers, or termination of this Agreement shall be valid unless in writing and executed by all Parties. No course of dealing between or among the Parties shall be deemed effective to modify, amend, waive, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions.

10. Lawful Purpose: IWS may only use FB Brand Attributes’ as provided hereunder and for lawful purpose. Transmission of any material in violation of any Federal, State or Local U.S. law or regulation is prohibited. This includes, but is not limited to copyrighted material, material legally judged to be threatening or obscene, profane, or material protected by trade secrets, including links or any connection to such materials.

11. Force Majeure. Non-performance by either Party hereunder, other than an obligation to pay money, shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, pandemic or epidemic (including Covid-19 and its variants), orders, or restrictions, acts of God, or any other reason to the extent that the failure to perform is beyond the control of the non- performing party.

12. Authority. Each Party expressly covenants, represents, and warrants that as of the execution of this Agreement it has the authority to enter into this Agreement, and that each person signing on behalf of a corporate entity has all of the requisite power to bind that entity. IWS represents and warrants that its execution of this Agreement does not violate any applicable law, regulation, or preexisting contractual obligations.

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13. Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without regard to the conflict of law rules thereof. Any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach this Agreement, shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration and on the procedures set forth in this Section. In the event of a dispute, controversy or claim arising out of or relating in any way to the Agreement, the complaining Party shall first notify the other Party in writing thereof. Within thirty (30) days of such notice, management level representatives of both Parties shall meet at an agreed location to attempt to resolve the dispute in good faith. Should the dispute not be resolved within thirty (30) days after such notice, the complaining Party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after sixty (60) days from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach. This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim, injunctive, or conservatory relief, including without limitation a proceeding to compel arbitration. The arbitration shall be conducted as agreed between the Parties. The arbitration shall be conducted by one (1) arbitrator. If the Parties are not able to agree upon the selection of an arbitrator, within twenty (20) days of commencement of an arbitration proceeding by service of a demand for arbitration, the American Arbitration Association shall select the arbitrator in accordance with the terms of this Agreement. The arbitration shall be conducted in accordance with the then existing Commercial Rules of the American Arbitration Association. Except as may be required by law, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne by the unsuccessful party, as determined by the arbitrator, and shall be awarded as part of the arbitrator’s award. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions of this Section by bringing suit in any court of competent jurisdiction. The Parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any party. Each Party shall pay its own proportionate share of arbitrator fees and expenses and the arbitration fees and expenses of the American Arbitration Association. The arbitrator shall be entitled to award the foregoing arbitration and administrative fees and expenses as damages in his/her discretion. This Section shall survive the termination or expiration of this Agreement.

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14. Complete Agreement: This Agreement, including any addenda hereto, contains the entire agreement of the Parties. There are no promises, terms, conditions, or obligations between the Parties other than those contained in this Agreement. All negotiations, understandings, conversations, and communications by and among the Parties are merged into this Agreement and have no force and effect other than as expressed in the text of this Agreement. Further, no additional terms are implied herein by usage of trade, by course of dealing, and/or by course of performance and the terms and provisions of this Agreement itself are solely intended as the full and final expression of the parties’ Agreement. Furthermore, no person nor entity whatsoever (whether or not a party hereto) has made any other warranty(ies), covenant(s), representation(s), statement(s) indemnity(ies) and/or undertaking(s) whatsoever to any party hereto with respect to the subject matter hereof and transactions contemplated hereunder not expressly set forth in this Agreement and none of the same have been relied upon in any manner whatsoever by any party hereto. Moreover, the parties hereto each confirm hereby that such party has not been induced to enter into this Agreement by any of same which is/are not expressly contained in this Agreement. Additionally, unless expressly set forth to the contrary in this Agreement, each party hereto hereby further warrant(s), covenant(s), represent(s) and state(s) that under and/or in connection with this Agreement that no such warranty(ies), covenant(s), representation(s), statement(s) indemnity(ies) and/or undertaking(s) of any kind and/or nature whatsoever in connection with and/or otherwise relating to any past, present and/or future daily, weekly, monthly and/or annual gross income, net income, gross profits, net profits, gross receipts, net receipts, gross compensation, net compensation, expenses, value and/or volume of solicitations and/or referrals, if any, etc. pertaining to the subject matter and transactions (including all of such transactions’ elements reflected by this writing) contemplated by this Agreement have been made to any respective party hereto and none of the same have been relied upon in any manner whatsoever by any such party hereto nor has any of same induced any party hereto to make and enter into this Agreement. Each party hereto hereby further acknowledges and states that such party respectively has/had the means available of knowing, by the exercise of ordinary intelligence, the truth and/or the real quality of the subject matter and/or nature of any of the warranty(ies), covenant(s), representation(s), statement(s) indemnity(ies) and/or undertaking(s), if any, set forth in this Agreement and the underlying facts thereof are not matters peculiarly within the representing party’s knowledge. Rather, each of the parties hereto hereby represents and warrants that, in executing this Agreement, it has relied solely on the warranty(ies), covenant(s), representation(s), statement(s) indemnity(ies) and/or undertaking(s) expressly set forth herein, and has placed no reliance whatsoever on any of same by any person or entity (whether or not a party hereto) not expressly set forth herein, nor has any party hereto otherwise relied upon the failure of any person or entity to make any warranty(ies), covenant(s), representation(s), statement(s) indemnity(ies) and/or undertaking(s) whatsoever. The discovery by any party, subsequent to the execution of this Agreement, of any facts not heretofore known to that party, or that the facts and/or law upon which any party relied upon in executing this Agreement was not as that party believed it to be (other than as expressly set forth herein), shall not constitute grounds for declaring this Agreement void, avoidable and/or otherwise unenforceable. Each such party hereto is making and entering into this Agreement based upon such party’s own investigation as it deems necessary and/or otherwise desirable relating to this Agreement without relying upon any warranty(ies), covenant(s), representation(s), statement(s) indemnity(ies) and/or undertaking(s) whatsoever not expressly set forth in this Agreement. Thus, no parole evidence (extrinsic evidence) of any kind and/or nature whatsoever (whether made prior, contemporaneously and/or hereafter herewith) shall be admissible into evidence nor otherwise alter, contradict, vary, amend, modify, change and/or otherwise effect the terms of this Agreement.

15. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but if any provision of this Agreement shall be judged invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalidity or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

16. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic signature pages shall be acceptable, enforceable, and legally binding, in the absence of original signature pages. A fully executed facsimile, email and/or other copy of this Agreement shall hereby be deemed a legally binding and enforceable duplicate original hereof as well as shall be fully valid, admissible, and enforceable without objection for any and all usual and customary evidentiary purposes whatsoever in any court, arbitration and/or other legal proceeding of any kind and/or nature involving the parties hereto. Each multiple copy shall hereby be deemed an original, but all multiple copies together shall constitute one and the same instrument.

17. Release of Claims: Upon the effective date of this Agreement, IWS and its parent company, Can-B, LLC, on their own behalf and on behalf of their respective companies, affiliates, parents, subsidiaries, officers, directors, shareholders, members, managers, agents, employees, attorneys, representatives, predecessors, successors, assigns, heirs, executors, administrators, and beneficiaries (collectively, “Releasor”), hereby releases Michael Wall, WolfBerry Café, LLC, and their respective companies, affiliates, parents, subsidiaries, officers, directors, shareholders, members, managers, agents, employees, attorneys, representatives, predecessors, successors, assigns, heirs and beneficiaries (collectively, “Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, obligations, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, known or unknown, in law, admiralty or equity, which against the Releasees, the Releasor (whether individually or collectively) ever had, now have, or hereafter can, shall or may have, for, upon, or by reason of any matter, cause, or thing from the beginning of the world to the date of this General Release, including, but not limited to, all claims counterclaims and third-party claims asserted or which may have been asserted.

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IMBIBE WELLNESS SOLUTIONS, LLC

By:
Marco Alfonsi
Member
Date:	7/18/2022

FOREVER BRANDS, LLC

By:
Jeffrey Canouse
Chief Executive Officer
Date:	7/18/2022

CAN-B, LLC

By:
Marco Alfonsi
Chief Executive Officer
Date:	7/18/2022

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SCHEDULE 1

INTELLECTUAL PROPERTY

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EXHIBIT A

PRODUCTS

A-	Superfood powdered drink mix
B-	All-natural metabolic energy drink
C-	and other products that may be mutually agreed from time to time

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EXHIBIT C

PRICING & DISTRIBUTION MODEL

PHP Pricing to IWS-

1.	Actual cost of raw materials, packaging, product testing, any and all labor, and 20% markup is Cost of Goods (“COG”) at $11.95 per bag, based on cost of raw materials as listed in Exhibit D. Any and all adjustments in actual cost of raw materials will be reflected in the price before 20% markup is calculated
2.	FB will determine shipping options and be charged directly upon purchase.

IWS Pricing to FB

1.	IWS will retain $1.30 per bag for all orders for overhead, administration, customer service, chargebacks and reasonable sampling regardless of who manufactures the product.
2.	IWS will provide FB 5-member Executive Team with 6 sample bags each per month (total of 30 bags).

COLLECTION AND DISTRIBUTION

1.	Under and/or in connection with this Agreement, any and all revenue and/or other monies generated, paid and/or otherwise collected for products hereunder shall at all times be deposited solely into IWS bank accounts.
2.	Upon receipt of payment via merchant services company(s), IWS will distribute such payments on a weekly basis based on the revenue actually received the prior week.
3.	IWS will remit such revenue actually received and collected in the following order of priority:

a.	First, payment for COG to PHP; currently $11.95 per bag
b.	Second, IWS shall retain or otherwise be paid the above mentioned $1.30 per bag, plus the retention of shipping costs incurred by IWS.
c.	Third, the balance of such revenue actually received shall be remitted to FB

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EXHIBIT D

RAW INGREDIENT COST BASIS

Ingredients, Labels & Components	Cost Per Bag
LuckyStar Superfood Cacao Bag	$0.45
30cc Plastic Scoop for Powder	$0.14
Round Bottom Drum Liners - 18 x 22”, 4 Mil	$0.22
Bulk Probiotics Powder	$0.47
Guar Gum PWD 200 Mesh Dietary Fiber	$0.38
Organic Hemp Protein Powder	$0.3368830
Organic Cacao Powder - Bulk	$0.2237981
Organic Black Chia Seed, Ground - Buk	$0.1097161
Organic Evaporated Cane Juice Powder - Bulk	$0.2610978
Organic Ground Flax Seed Powder - Bulk	$0.0337422
Organic Goji Berry Powder - Bulk	$0.7579867
Organic Gelatinized Maca Powder	$0.0768012
Organic Matcha Green Tea Powder - Bulk	$0.2837902
Organic PEA Protein Powder - Bulk	$0.2661376
Organic Stevia Extract Powder - Bulk	$0.2587261
Organic Yerba Mate Powder - Bulk	$0.2345654
Organic Banana Powder	$0.6097755
Standard Soy Lecithin Powder	$1.471505
Total Raw Material Cost Per Bag	$6.59

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